Exhibit 99.1

GAIN Capital Reports 2012 Second Quarter Results

—Net revenue of $45.7 million

—Adjusted EBITDA of $8.8 million

—Net income of $4.4 million; $0.11 per diluted share

—Adjusted net income of $5.0 million; $0.13 per diluted share

BEDMINSTER, N.J., July 31, 2012 /PRNewswire/ —

GAIN Capital Holdings, Inc. (“GAIN”) (NYSE: GCAP), a leading global provider of online trading services, reported net income of $4.4 million, or $0.11 per share, and adjusted net income of $5.0 million, or $0.13 per share, for the second quarter ended June 30, 2012, on net revenue of $45.7 million.

“Our strong sequential revenues and expense performance was driven by a substantial increase in revenue from our retail FX business, demonstrating GAIN’s ability to capitalize on a modest uptick in market volatility,” said Glenn Stevens, chief executive officer of GAIN Capital. “At the same time, our GAIN GTX institutional platform continued to increase market share, with revenue increasing fourfold from last year’s second quarter.”

“We also executed on our longer term strategy to grow and diversify our revenue sources through the announced acquisition of Open E Cry, which provides entry into the exchange-traded futures market and increases GAIN’s commission-based revenues,” Mr. Stevens added. “We added a 10-person team in July to augment our institutional business, more than doubling the size of our institutional execution desk.”

Retail Business

In the second quarter of 2012, GAIN’s retail business generated revenue of $40.8 million, compared with $29.4 million in Q1 2012 and $54.1 million in 2Q 2011. Total retail trading volume was $340.8 billion in Q2 2012, compared with $385.1 billion in Q1 2012 and $357.2 billion in Q2 2011.

“We continued the organic growth momentum in our retail business, increasing client assets 9% to $320.2 million as of June 30, 2012, launching a new FOREX.com service in Canada and moving ahead with the Beta version of our new CFD offering, which is on schedule for full release in September of this year,” Mr. Stevens said.

In July 2012, GAIN launched its FOREX.com service in Canada, which will allow Canadian residents to trade more than 70 products, including 50 currencies, as well as energy, precious metals, agricultural commodities and equity indices.

Institutional Business

GAIN’s institutional business, GAIN GTX, which serves institutional market participants, including hedge funds, banks and high-frequency trading firms, generated revenue of $4.2 million in 2Q 2012, compared with $0.9 million in 2Q 2011. Institutional volume was $442.5 billion, compared with $97.4 billion in 2Q 2011.

GAIN GTX recently expanded its specialty execution desk through the recruitment of a 10-person agency desk. The New York-based team, which specializes in FX, options and emerging markets, more than doubles the size of GAIN GTX’s execution desk and will expand the team’s client base and product coverage.

“In less than two years since launch, GAIN GTX has established itself among institutional FX traders and continues to gain market share, thanks to its innovative ECN technology and unique central clearing model,” said Mr. Stevens. “With new hires and an increasing portfolio of products, we look forward to continued growth in volumes and revenue.”

Other Recent Developments

As part of GAIN’s strategy to diversify its product portfolio and add new revenue sources, GAIN announced in June an agreement to acquire Open E Cry (OEC), an online futures broker, from optionsXpress, a subsidiary of the Charles Schwab Corporation, for $12 million. As of June 30, 2012, OEC held $95.9 million in customer assets, with 8,101 open accounts. OEC's revenue was $13.6 million for the fiscal year ended December 31, 2011. The transaction is scheduled to close in Q3 2012 and is expected to be accretive in FY 2012.

“Futures are a natural fit with GAIN's existing retail forex and CFD offering. OEC is an excellent entry into the futures space because of its proprietary technology and capacity to grow via GAIN’s global client base,” said Mr. Stevens. “We see strong potential for synergies, as GAIN will be able to expand OEC’s geographic footprint beyond the United States, as well as cross-sell between futures and FX.”

Second Quarter Metrics

(Comparisons below are referenced to Q2 2011)

•	Net revenue of $45.7 million, compared to $55.6 million

•	Adjusted EBITDA* of $8.8 million, compared to $19.1 million

•	Net income of $4.4 million, compared to $10.0 million

•	Adjusted net income* of $5.0 million, compared to $11.2 million

•	Diluted EPS of $0.11, compared to $0.26

•	Adjusted diluted EPS* of $0.13, compared to $0.29

•	Total retail trading volume of $340.8 billion, compared to $357.2 billion

•	Total institutional trading volume of $442.5 billion, compared to $97.4 billion

(*See below for reconciliation of non-GAAP financial measures)

Declaration of Quarterly Dividend

The Board of Directors approved a quarterly dividend of $0.05 per share, to be paid on September 21, 2012 to shareholders of record as of September 12, 2012.

Conference Call

GAIN Capital will host a conference call today, Tuesday July 31, 2012 at 5 pm ET. Those wishing to listen to the call should dial +1-800-901-5241 (U.S. domestic) or +1-617-786-2963 (international), and enter the passcode 89357598# at least 10 minutes prior to the start of the call. A live audio webcast of the call, as well as PDF copies of this release and an accompanying presentation, will also be available on the investor relations section of the GAIN Capital website (http://ir.gaincapital.com)

The audio replay will be available for one week after the call by dialing +1-888-286-8010 (U.S. domestic) or +1-617-801-6888 (international), and entering passcode 12015023#. The replay will be available starting approximately two hours after the completion of the conference call.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN's innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

A pioneer in online forex trading, GAIN Capital operates FOREX.com®, one of the largest and best-known brands in the retail forex industry. GAIN's other businesses include GAIN GTX, a fully independent FX ECN for hedge funds and institutions, and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com

Consolidated Statements of Operations

In millions, except per share data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Retail Trading revenue	$40.8	$54.1	$70.3	$93.9
Institutional Trading revenue	4.2	0.9	8.0	1.9
Other revenue	0.7	0.7	0.7	0.7

Total non-interest revenue	45.7	55.7	79.0	96.5
Interest revenue	0.2	0.2	0.3	0.3
Interest expense	(0.2)	(0.3)	(0.4)	(0.8)

Total net interest revenue (expense)	—	(0.1)	(0.1)	(0.5)

Net revenue	45.7	55.6	78.9	96.0

Expenses
Employee compensation and benefits	13.2	12.2	23.5	23.3
Selling and marketing	7.2	9.0	14.4	19.2
Trading expenses and commissions	9.2	8.4	17.9	15.6
Bank fees	0.9	1.1	1.7	2.1
Depreciation and amortization	1.0	1.0	2.1	1.9
Purchase intangible amortization	1.0	2.0	2.9	3.7
Communications and data processing	0.8	0.8	1.5	1.4
Occupancy and equipment	1.1	1.1	2.3	2.3
Bad debt provision	0.2	0.1	0.2	0.6
Professional fees	1.2	1.1	2.0	2.0
Product development, software and maintenance	1.1	1.1	2.2	2.0
Restructuring(1)	0.6	—	0.6	—
Other	2.2	1.7	3.5	3.6

Total	39.7	39.6	74.8	77.7

Income before tax expense	6.0	16.0	4.1	18.3
Income tax expense	1.6	6.0	0.9	6.9

Net Income	$4.4	$10.0	$3.2	$11.4

Earnings per common share:
Basic	$0.13	$0.29	$0.09	$0.33

Diluted	$0.11	$0.26	$0.08	$0.29

Weighted average common shares outstanding used in computing earnings per common share:
Basic	34,945,835	34,544,643	34,710,915	34,156,494

Diluted	38,677,417	39,086,435	38,605,108	38,978,908

(1)	Non-recurring expenses relating to cost-savings effected in Q2 2012.

Condensed Consolidated Balance Sheet

In millions

(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$22.4	$60.3
Cash and cash equivalents, held for customers	320.2	310.4
Short term investments	0.1	0.1
Receivables from banks and brokers	115.7	85.4
Property and equipment - net of accumulated depreciation	9.5	7.5
Prepaid assets	9.6	9.9
Goodwill	3.1	3.1
Intangible assets, net	7.4	10.8
Other assets	19.0	18.1

Total assets	$507.0	$505.6

LIABILITIES AND SHAREHOLDERS' EQUITY:
Payables to brokers, dealers, FCM'S and other regulated entities	$18.4	$17.3
Payable to customers	301.8	293.1
Accrued compensation & benefits payable	4.4	4.9
Accrued expenses and other liabilities	13.3	14.9
Income tax payable	1.6	2.6
Notes payable	—	7.9

Total liabilities	$339.5	$340.7

Shareholders' Equity	$167.5	$164.9

Total liabilities and shareholders' equity	$507.0	$505.6

(*) Reconciliation of Net Income to Adjusted Net Income:

Adjusted net income is a non-GAAP financial measure and represents our net income excluding the after-tax impact of amortization of purchased intangibles. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted net income assists investors in evaluating our operating performance. However, because adjusted net income is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to Adjusted Net Income

In thousands, except per share data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income applicable to GAIN Capital Holdings, Inc.	$4.4	$10.0	$3.2	$11.4
Add back of purchased intangible amortization, net of tax	0.6	1.2	1.9	2.3

Adjusted net income	$5.0	$11.2	$5.1	$13.7

Adjusted earnings per common share:
Basic	$0.14	$0.33	$0.15	$0.40

Diluted	$0.13	$0.29	$0.13	$0.35

Reconciliation of GAAP Net Income to Adjusted EBITDA:

Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation, amortization and non-recurring expenses. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Adjusted EBITDA Margin is Adjusted EBITDA over revenue excluding interest on our note payable.

Reconciliation of GAAP Net Income to Adjusted EBITDA

In millions

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income applicable to GAIN
Capital Holdings, Inc.	$4.4	$10.0	$3.2	$11.4
Add back:
Depreciation & amortization	1.0	1.0	2.1	1.9
Purchase intangible amortization	1.0	2.0	2.9	3.7
Interest expense	0.2	0.1	0.4	0.3
Restructuring(1)	0.6	—	0.6	—
Income tax expense	1.6	6.0	0.9	6.9

Adjusted EBITDA	$8.8	$19.1	$10.1	$24.2

(1)	Non-recurring expenses relating to cost savings effected in Q2 2012.

Reconciliation of Adjusted EBITDA Margin %

In millions

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Revenue	$45.7	$55.6	$78.9	$96.0
Interest expense	0.2	0.1	0.4	0.3

Net Revenue (ex. Interest on Note)	$45.9	$55.7	$79.3	$96.3

Adjusted EBITDA	$8.8	$19.1	$10.1	$24.2

Adjusted EBITDA Margin %(2)	19.2%	34.3%	12.7%	25.1%

(2)	Adjusted EBITDA Margin calculated as Adjusted EBITDA/Net Revenue (ex. Interest on Note).

Forward-Looking Statements:

In addition to historical information, this earnings release contains “forward-looking” statements that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors are noted throughout GAIN Capital’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on March 15, 2012, and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, evolving industry regulations, including changes in regulation of the futures companies, errors or malfunctions in our systems or technology, rapid changes in technology, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate assets and companies we have acquired, including the successful closing and integration of OEC, our ability to effectively compete in the futures industry, changes in tax policy or accounting rules, fluctuations in foreign exchange rates and commodity prices, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally, and our ability to continue paying a quarterly dividend in light of future financial performance and financing needs. The forward-looking statements included herein represent GAIN Capital's views as of the date of this release. GAIN Capital undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

SOURCE GAIN Capital Holdings, Inc.

Investor Relations, MBS Value Partners, Hugh Collins or Lynn Morgen, +1-212-750-5800, gain@mbsvalue.com; or Public Relations, Edelman, Mike Geller or Chris Mittendorf, +1-212-729-2163, mike.geller@edelman.com